Exhibit 99.1

Popular Announces 2020 Planned Capital Actions

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – January 9, 2020 – Popular, Inc. (“Popular” or the “Company”) (NASDAQ: BPOP) announced today the following planned capital actions for 2020:

•

an increase in the Company’s quarterly common stock dividend from $0.30 per share to $0.40 per share, commencing with the dividend payable in the second quarter of 2020, subject to the approval by the Company’s Board of Directors; and

•	common stock repurchases of up to $500 million.

“We are pleased to announce our proposed capital actions for 2020 which are in line with our continued goal of delivering enhanced shareholder returns while maintaining prudent capital levels,” said Ignacio Alvarez, President & Chief Executive Officer. “This increase in capital return to our shareholders reflects Popular’s strong financial and capital position. We remain focused on executing our strategic initiatives in order to continue driving long-term shareholder returns.”

Common stock repurchases may be executed in the open market or in privately negotiated transactions. The timing and exact amount of the share repurchases will be subject to various factors, including market conditions and the Company’s capital position and financial performance.

The announcement of the planned common stock repurchases follows the non-objection from the Board of Governors of the Federal Reserve System.

The Company also announced that, on December 12, 2019, the Company completed the previously announced $250 million accelerated share repurchase transaction (“ASR”) with respect to its common stock. In connection therewith, the Company received an initial delivery of 3,500,000 shares of common stock during the first quarter of 2019 and received 1,165,607 additional shares of common stock on December 12, 2019. The final number of shares delivered at settlement was based on the average daily volume weighted average price of its common stock, net of a discount, during the term of the ASR, which amounted to $53.58. The Company accounted for this as a treasury stock transaction.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Company’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings and new accounting standards on the Company’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications